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                                                                     EXHIBIT 4.7

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         ARCH COMMUNICATIONS GROUP, INC.


     Arch Communications Group, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     At a duly convened meeting of the Board of Directors of the Corporation, resolutions were duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation, as amended by a Certificate of Designation dated October 19, 1995 stating the designation and number of shares, and fixing the relative rights, preferences and limitations, of the Corporation's Series B Junior Participating Preferred Stock (the "Series B Certificate of Designation") and a Certificate of Designation dated June 29, 1998 stating the designation and number of shares, and fixing the relative rights, preferences and limitations, of the Corporation's Series C Convertible Preferred Stock (as so amended, the "Restated Certificate of Incorporation"), and declaring such amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware at a duly convened meeting of stockholders. The resolutions setting forth the amendment are as follows:

RESOLVED:     That the following paragraph be inserted prior to the first paragraph of Article FOURTH of the Restated Certificate of
              Incorporation:

                    "That at 9:00 a.m. on Monday, June 28, 1999 (the "Effective
               Time"), a reverse split of the Corporation's Common Stock, $.01 par value per share ("Common Stock") and Class B Common Stock, $.01 par value per share ("Class B Common Stock"), shall become effective, such that (i) each three outstanding shares of Common Stock (including treasury shares) immediately prior to the Effective Time shall be automatically converted into one share of the Corporation's Common Stock, $.01 par value per share and (ii) each three outstanding shares of the Class B Common Stock (including treasury shares) immediately prior to the Effective Time shall be automatically converted into one share of the Corporation's Class B Common Stock, $.01 par value per share."


FURTHER
RESOLVED:    That Article FOURTH of the Restated Certificate of
             Incorporation of the Corporation, as previously amended, be and hereby is further amended by



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               deleting paragraph (a) of said Article FOURTH and inserting in lieu thereof the following:

                    "(a) The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 85,000,000, consisting of (i) 65,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), (ii) 10,000,000 shares of Class B Common Stock, $.01 par value per share ("Class B Common Stock"), and (iii) 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), of which 300,000 shares have been designated as Series B Junior Participating Preferred Stock, $.01 par value per share, 250,000 shares have been designated as Series C Convertible Preferred Stock, $.01 par value per share, and 9,450,000 shares remain available for future designation and issuance in accordance with the General Corporation Law of the State of Delaware."







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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chairman and Chief Executive Officer this 15th day of June, 1999.

                                       ARCH COMMUNICATIONS GROUP, INC.



                                       By: /S/ C. Edward Baker, Jr.
                                          ------------------------------------
                                          C. Edward Baker, Jr.
                                          Chairman and Chief Executive Officer